EXHIBIT 16.1

[Letterhead of Malone]

September 5, 2006

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We are the principal accountants for Bloodhound Search Technologies, Inc. (“BSTI”). We have read BSTI's statements included under Item 4.02(b) of its Form 8-K. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

Malone & Bailey, PC
www.malone-bailey.com
Houston, TX